Exhibit 5.3

[Letterhead of Rice Silbey Reuther & Sullivan LLP]

April 13, 2006

Cactus Hills, LLC

Kimball Hill Centennial Heights Limited Partnership

Kimball Hill Heathers/Caparola Limited Partnership

Kimball Hill Homes Nevada, Inc.

Kimball Mountain First Limited Partnership

c/o Kimball Hill, Inc.

5999 New Wilke Road, Suite 504

Rolling Meadows, Illinois  60008

Re:                               Registration Statement on Form S-4 of Kimball Hill, Inc., an Illinois corporation (“Company”)

Ladies and Gentlemen:

We have acted as special Nevada counsel to Cactus Hills, LLC, a Nevada limited liability company (“Cactus”), Kimball Hill Centennial Heights Limited Partnership, a Nevada limited partnership (“Centennial”), Kimball Hill Heathers/Caparola Limited Partnership, a Nevada limited partnership (“Heathers”), Kimball Hill Homes Nevada, Inc., a Nevada corporation (“KH Nevada”), and Kimball Mountain First Limited Partnership, a Nevada limited partnership (“Mountain”, and together with Cactus, Centennial, Heathers, and KH Nevada, the “Nevada Guarantors”), in connection with the guarantee by each of the Nevada Guarantors of $203,000,000 aggregate principal amount of 10-1/2% Senior Subordinated Notes due 2012, Series B (the “Exchange Notes”) issued by the Company in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about April 13, 2006, under the Securities Act of 1933, as amended (the “Securities Act”). The guarantee of the obligations of the Company under the Exchange Notes by the Nevada Guarantors (the “Guarantee”) is to be issued pursuant to that certain Indenture (the “Indenture”), dated as of December 19, 2005, among the Company, the Nevada Guarantors, the other guarantors party thereto and U.S. Bank National Association, as Trustee (“Trustee”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Purchase Agreement.

To enable us to provide the opinions set forth herein, we have reviewed the Registration Statement and the Indenture. Additionally, we have reviewed the following documents, hereinafter collectively referred to as the “Formation and Authority Documents”:

(a)                                  Articles of Organization of Cactus filed with the Nevada Secretary of State on July 11, 2001, certified by the Nevada Secretary of State;

(b)                                 Operating Agreement of Cactus Hill, LLC effective as of July 2001;

(c)                                  Certificate of Existence concerning Cactus issued by the Nevada Secretary of State dated March 24, 2006;

(d)                                 Written Consent of Manager of Cactus dated December 14, 2005;

(e)                                  Certificate of Limited Partnership of Centennial filed with the Nevada Secretary of State on October 28, 2003, certified by the Nevada Secretary of State;

(f)                                    Limited Partnership Agreement of Centennial dated effective as of October 24, 2003, as amended by that certain First Amendment to Kimball Hill Centennial Heights Limited Partnership Agreement effective December 13, 2005;

(g)                                 Certificate of Existence concerning Centennial issued by the Nevada Secretary of State dated March 24, 2006;

(h)                                 Written Consent of General Partners of Centennial dated December 14, 2005;

(i)                                     Certificate of Limited Partnership of Heathers filed with the Nevada Secretary of State on October 24, 2002, certified by the Nevada Secretary of State;

(j)                                     Limited Partnership Agreement of Heathers dated effective as of October 15, 2002, as amended by that certain First Amendment to Kimball Hill Heathers/Caparola Limited Partnership Agreement effective December 13, 2005;

(k)                                  Certificate of Existence concerning Heathers issued by the Nevada Secretary of State dated March 24, 2006;

(l)                                     Written Consent of General Partner of Heathers dated December 14, 2005;

(m)                               Certificate of Limited Partnership of Mountain filed with the Nevada Secretary of State on October 22, 2003, certified by the Nevada Secretary of State;

(n)                                 Limited Partnership Agreement of Mountain dated effective as of October 15, 2003, as amended by that certain First Amendment to Kimball Mountain First Limited Partnership Agreement effective March 19, 2004, and as further amended by that certain Second Amendment to Kimball Mountain First Limited Partnership Agreement effective December 13, 2005;

(o)                                 Certificate of Existence concerning Mountain issued by the Nevada Secretary of State dated March 24, 2006;

(p)                                 Written Consent of General Partner of Mountain dated December 14, 2005;

(q)                                 Articles of Incorporation of KH Nevada filed with the Nevada Secretary of State on October 24, 1995, certified by the Nevada Secretary of State;

(r)                                    Bylaws of KH Nevada effective as of May 26, 2005;

(s)                                  Certificate of Existence concerning KH Nevada issued by the Nevada Secretary of State dated March 24, 2006;

(t)                                    Unanimous Written Consent of Directors of KH Nevada dated December 14, 2005;

(u)                                 Certificate of Manager of Guarantor, dated as of the date hereof, concerning Cactus; and

(v)                                 Certificate of Secretary of Guarantors, dated as of the date hereof, concerning Centennial, Heathers, KH Nevada and Mountain.

In addition to the other assumptions set forth elsewhere herein, in rendering the opinions contained herein we have, with your consent, assumed without independent investigation of any underlying facts:  (a) that each of the entity parties to the Indenture other than the Nevada Guarantors is duly incorporated, organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation; (b) the power and authority of all parties other than the Nevada Guarantors to execute, deliver and perform the Indenture; (c) the valid authorization of the Indenture by all parties thereto other than the Nevada Guarantors; (d) the valid and proper execution and delivery of the Indenture by all parties thereto other than the Nevada Guarantors; (e) the legal capacity of all natural persons; (f) that the Indenture constitutes the legally valid and binding obligation of each of the parties thereto other than the Nevada Guarantors, (g) that the Indenture is enforceable against the parties thereto, other than the Nevada Guarantors, in accordance with their respective terms; (h) that value has been given; (i) that there are no other documents or agreements, oral or written, among the parties to the Indenture, or between any two or more of them, that would have an effect on the opinions rendered herein; (j) that, to the extent that certain standards of conduct may be imposed as a matter of law on any party as a condition to, or as a requirement for enforceability of, the Indenture (including, without limitation, any requirement that such party act reasonably, in good faith, in a commercially reasonable manner or otherwise in compliance with applicable law), such party will comply with such standards of conduct, whether or not any other action is permitted under the Indenture; (k) that no changes in facts or other events have occurred from the date of the above-listed Certificates of Existence with Status in Good Standing from the Nevada Secretary of State to the date of this opinion letter that would cause any of the Nevada Guarantors to no longer be in good standing under the laws of the State of Nevada; (l) the genuineness of all signatures; (m) the authenticity of all documents submitted to us as originals; and (n) the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies.

Opinions:

On the basis of the foregoing, and in reliance thereof, and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that:

1.                                       Cactus is a Nevada limited liability company, duly organized, validly existing and in good standing under the laws of Nevada.

2.                                       Each of Centennial, Heathers, and Mountain is a Nevada limited partnership, duly formed, validly existing and in good standing under the laws of Nevada.

3.                                       KH Nevada is a Nevada corporation, duly incorporated, validly existing and in good standing under the laws of Nevada.

4.                                       The Indenture has been duly authorized, executed and delivered by each of the Nevada Guarantors. The Indenture is a valid and binding obligation of the Nevada Guarantors and is enforceable against the Nevada Guarantors in accordance with its terms.

5.                                       When (i) the Registration Statement has been declared effective; (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and duly delivered to the holders thereof in exchange for the existing 10-1/2% Senior Subordinated Notes due 2012, the Guarantee of the Exchange Notes will be a valid and binding obligation of the Nevada Guarantors, enforceable against the Nevada Guarantor in accordance with the terms of the Indenture.

6.                                       The execution and delivery of the Indenture by the Nevada Guarantors and the performance by each of the Nevada Guarantors of its obligations under the Indenture (including with respect to the Guarantee) do not and will not result in any violation (A) of the provisions of the articles of organization, certificate of limited partnership or articles of incorporation, as applicable, or the operating agreement, limited partnership agreement or bylaws, as applicable, of such Nevada Guarantor or (B) of any statute or governmental rule or regulation of the State of Nevada or any political subdivision thereof.

7.                                       No consent, approval, authorization, order of, or registration, qualification or filing with, any court or other governmental or regulatory authority or agency is required for the issuance, delivery and performance of the Guarantee, except for such consents, approvals, authorizations, orders and registrations or qualifications as may be required under applicable state securities laws in connection with the purchase and resale of the Securities.

Limitations and Qualifications:

Whenever our opinion in this letter with respect to the existence or absence of facts is qualified by the phrase “to the best of our knowledge”, “to our actual knowledge,” “to our knowledge,” “aware” or terms of similar import, it is intended to signify that during the course of our representation of the Nevada Guarantors no information has come to the attention of lawyers currently members of or associated with this firm who have performed services on behalf of the

Nevada Guarantors that would give us actual knowledge of any facts inconsistent with this opinion. We have not undertaken any independent investigation to determine the existence or absence of those facts (including examining files maintained by this firm and relating to the Nevada Guarantors), and no inference as to our knowledge of the existence or absence of those facts shall or may be drawn from our representation of the Nevada Guarantors.

We call your attention to the fact that the Indenture states that it is to be governed by the laws of the State of New York. We are not familiar with the laws of the State of New York and render no opinion as to such laws. For the purposes of our opinion, we have assumed, with your consent and without independent investigation, that the Indenture will be governed by the laws of the State of Nevada notwithstanding its express terms.

As to various questions of fact material to this opinion, we have relied upon the truth and completeness of the representations and warranties made by all parties in the Indenture, the Registration Statement and the Formation and Authority Documents.

We have not reviewed, and express no opinion as to, any instrument or agreement referred to or incorporated by reference in the Indenture.

We are admitted to practice in the State of Nevada, and our opinion is limited to matters under or involving the laws of the State of Nevada. We express no opinion as to matters under or involving the laws of any jurisdiction other than the laws of the State of Nevada (except for gaming, securities or Blue Sky laws on which we express no opinion).

This letter is issued in the State of Nevada, and by issuing this letter the law firm of Rice Silbey Reuther & Sullivan, LLP shall not be deemed to be transacting business in any other state. Furthermore, by issuing this letter the law firm of Rice Silbey Reuther & Sullivan, LLP does not consent to the jurisdiction of any state but the State of Nevada, and any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except that Kirkland & Ellis LLP may rely upon this opinion to the same extent as if it were an addressee hereof.

We hereby consent to the filing of this opinion with the commission as Exhibit 5.3 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

The opinions expressed in this letter are rendered as of the date hereof, and we express no opinion as to circumstances or events that may occur subsequent to such date. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this letter. Accordingly, any of you who may rely on this letter at any future time should seek advise of your counsel as to the proper application of this letter at such time.

Very truly yours,

/s/ Rice Silbey Reuther & Sullivan, LLP
RICE SILBEY REUTHER & SULLIVAN, LLP